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The following is a script, including potential questions and answers, prepared by Bradley S. Jacobs, managing director of Jacobs Private Equity, LLC (“JPE”), for a meeting held on July 28, 2011 with certain investors regarding the proposed investment by JPE in Express-1 Expedited Solutions, Inc. (“XPO”) and Mr. Jacobs’ plans to lead XPO as chief executive officer following the consummation of the proposed investment.
Hello everyone. I’m Brad Jacobs. Thank you for being here. Some of you know me from when I built and ran public companies. But some may not know much about me — so I thought I’d spend a few minutes on my background, and then tell you about XPO and how I’m planning to build it into a multi-billion dollar third-party logistics company.
I’m a career CEO. I’ve founded or co-founded four companies from scratch, and each one became a billion dollar or multi-billion dollar enterprise. The first two were private companies in the oil industry. The second two were publicly traded companies in the waste management business and in equipment rental.
I co-founded my first company in 1979. It was called Amerex Oil Associates. We brokered oil transactions, and it was similar in many ways to XPO; then it was oil, now it’s freight. The operations looked quite a lot alike, if you adjust for some changes in technology. We grew Amerex into one of the world’s largest oil brokerage firms — we got it up to a gross brokerage volume of about $4.7 billion after only four years in business.
In 1983, we sold Amerex and I moved to London, where I started an international oil trading company called Hamilton Resources. We moved physical cargoes of oil from one place to another. The eighties turned out to be a great time to be in the oil business. I built Hamilton up to about $1 billion in revenues and did business in dozens of countries before I moved back to the States in 1989.
A few months later, I started United Waste Systems, which became the fifth largest solid waste business in the U.S. I had a really simple business plan: buy landfills in small markets, buy many of the local trucking companies that were serving those markets, optimize the truck routes, maximize the pricing, get the margins up, and achieve size so that we could capitalize on scale. Integrate the whole thing to run more efficiently.
The strategy worked. We went public with Paine Webber and Alex Brown in 1992 and were a darling on Wall Street for years. Over the next five years our earnings compounded annually at around 55%, and not coincidentally, the stock price also compounded at about the same rate. We ended up selling United Waste to what’s now called Waste Management, Inc. for about $2.5 billion, including $300 million of debt, in August of 1997.
One month later I co-founded United Rentals. I was CEO of United Rentals from 1997 to 2003, and I continued as chairman for another four years after that. We grew the company to about $3.9 billion in revenues at the peak of the cycle — nearly $1.2 billion of EBITDA, 750 locations and 13,000 employees.
We got there partly through acquisitions, and partly through organic growth by developing greenfield locations — the same strategy used to build United Waste. We bought about two-thirds of the branch locations and cold-started the other third from scratch. I actually like cold-starts better than acquisitions because the return on capital is generally higher. But cold-starts require a lot of patience because they lose money during the start-up period.
The business plan was to become the largest equipment rental company in the world and leverage our purchasing power, branding and other advantages of size. Within 13 months we became number one, leapfrogging over Hertz, which has been in the equipment rental business since 1965. Another thing we did fast was that we went public — we formed the company on Labor Day weekend, and we were trading on the New York Stock Exchange by December. Merrill Lynch said it was one of the fastest IPOs they’d ever done.
So you can probably tell, I like to grow companies. I’m very familiar with acquisitions and building successful management teams. The teams I’ve led have bought nearly 500 companies since 1990. Not just bought them, but also oversaw their integration and optimization.
After I stepped down as chairman of United Rentals in 2007, I started looking for my next big thing. I studied a lot of different industries, and I ended up concentrating on transportation and logistics. It’s larger and more fragmented than the industries I’ve been involved with in the past. It’s more than $3 trillion worldwide.
Once I settled on transportation, I first looked at an asset-heavy trucking company roll-up, but I couldn’t figure out a way to create the kind of shareholder value I was looking for. I wanted a higher return on capital. Then I discovered C.H. Robinson and Expeditors International of Washington. C.H. Robinson is the leader in truck brokerage, and Expeditors is the largest U.S.-based freight forwarder.
I love these two companies. They’re both non-asset based, which is a business model I understand because of my oil brokerage days. They have no debt to speak of. They throw off free cash flow in all parts of the economic cycle. Their returns on capital are 20% to 30%. So I started looking very intently at brokers, and I liked what I saw.
There are four verticals within the brokerage space that, together, represent a very large acquisition universe — about $200 billion in aggregate. All four are non-asset based, meaning the companies don’t own the trucks, ships or planes. They manage the logistics of how freight moves from one point to another by matching shippers with carriers. XPO is already in three of the four verticals.
The first is truck brokerage. It’s a really attractive model, very straightforward — basically, it’s like a trading floor, with a bunch of salespeople talking to shippers and carriers. Our people are matching freight loads to trucking companies and making a spread. We don’t own any of the trucks. We’re brokers; middlemen between the shipper and the carrier.
Domestic truck brokerage is around $50 billion a year. It’s very fragmented — more than 10,000 licensed truck brokers in the U.S., and 99% of them have revenue under $200 million. In other words, only about 25 truck brokers have revenue over $200 million. Lots of opportunities for consolidation.
There should be a big opportunity for penetration as well. Truck brokerage is a classic outsourcing service that delivers value to both shippers and carriers, and yet of the $350 billion of freight that’s moved on the ground in the U.S. each year, only around $50 billion, or about 15%, of that freight currently goes through brokers.
I believe that the 15% penetration number is going to go up. It’s a similar bet to the one I made when I got into construction equipment rental. I thought the trend was for rental penetration to grow because the economics of the customer favored rental, and in fact that happened.
There’s a similar incentive to outsource freight arrangements. Brokers offer a real value proposition by excelling at their core competency, which is to efficiently manage the flow of traffic. So there’s a fundamental economic benefit that should drive penetration. In addition, I think that as we grow XPO, our technology, size and professionalism will help attract business from the 85% who don’t currently use brokers.
If you look around the room, literally every single thing here — including the clothes you’re wearing — was on a truck at some point. It’s an exciting landscape. The trucking industry isn’t going away, and neither is truck brokerage.
Vertical number two, freight forwarding, involves trucks as well because freight needs to travel by ground transportation to get to an airport or seaport or rail yard. If the freight is continuing on overseas, it also requires an ocean carrier or air carrier. Freight forwarding is a global business, so it has the advantage of exposure to the growth rates of other countries, many of which are growing faster than the United States. Freight forwarding is a $150 billion industry worldwide. It’s a big ocean to go fishing in.
So those are two of the four legs I’m planning to grow XPO on: truck brokerage and freight forwarding.
Then there’s an area of the business called expedited services. It’s like truck brokerage, but it’s for freight that needs to be moved very quickly. XPO’s Express-1 unit is already a major player in expedited; it’s ranked as the fifth largest expeditor in the U.S. by the Journal of Commerce. We get paid a premium price because the customer needs something picked up really fast and delivered in a time-sensitive way. There’s room to grow the business through acquisitions, as well as organically by recruiting more owner-operators. Expedited is vertical number three.
And the fourth leg, which is the only one XPO is not in yet — but we intend to be — is intermodal, or rail. I’m looking for a good intermodal broker to buy for a platform.
So the company is already established in three of the four legs, which gives us momentum going into this next phase. That’s a big plus. And there’s something else I like about XPO. I like the people. They have a good reputation in the business, and they’ve built a strong company culture. They just haven’t had access to enough capital to grow the company on the scale I am contemplating.
They weren’t alone in that. I’ve met with a lot of brokerage companies, and almost every one of them told me they’d be several times the size they are if they had had access to capital. One big issue is the time lag between accounts receivable and accounts payable. A trucker needs to get paid quickly. They’d like to get their money in a week, which is faster than the shipper will pay. The shipper might pay six to eight weeks down the road. That’s not good enough for the trucker.

The key is to fund that gap. A lot of brokers hit a ceiling where they can’t finance growth. There used to be hundreds of banks lending to these small companies, but that kind of lending decreased dramatically starting in 2008. It can be a home run for a capital-constrained company like that to sell to XPO, because we can provide both working capital and growth capital.
We believe that we can create shareholder value by acquiring companies on accretive terms, and then enhancing returns by growing these operations organically through the addition of more salespeople. The salespeople, in turn, should be able to outperform because they have access to the resources of a larger organization with an expanding network of relationships. It’s a win-win.
We are very excited to embark on our efforts to build a much larger and even more profitable business through the opportunities available to the new XPO.
Potential Questions and Answers
Can you walk us through how you envision your capital structure?
We’ll have over $70 million of cash on the balance sheet at closing. We should be able to spend that on sensible acquisitions within a reasonable period of time. Depending on whether we buy smaller companies or larger ones, and how we structure the purchase prices, we expect to get an additional $8 million to $14 million of EBITDA from that spend. There’s not a lot of debt right now; about $3 million. There’s some goodwill on there. The biggest asset is receivables.
What is your line of credit?
XPO presently has a $10 million line of credit. That could be increased, though.
What about leverage?
We were highly leveraged in the last two companies I ran. This time it’s a non-asset business, so I don’t see the justification for the same level of leverage right now. I’m happy to borrow against the receivables, though, because the write-offs in this industry are typically less than 1%. In addition, I’ve had banks propose lines of credit of up to three times EBITDA, but I haven’t made a final decision about what the total leverage should be.
What’s your timeframe for spending the $70 million?
I’ll probably want to do one or two acquisitions later this year. That would double the size of the company. Then I might stop a bit, integrate, transfer best practices, optimize IT, arrange financings. It’s a very disciplined process. Bite, digest, reassess.
What kind of multiples are these companies going for?
It’s a bell curve. The bulk fall into a band of six to eight times EBITDA, which is where I have the most interest. Smaller companies go for about four or five times EBITDA. And there are a few gorillas I could buy at multiples of eight to 10 times EBITDA. These are higher EBITDA multiples than I’m used to, but because of the minimal capex requirements, they’re actually lower multiples of free cash flow.

What sort of multiples were they getting a few years ago?
The multiples have been pretty stable. You see a fairly delineated band of acquisitions based on revenue size.
What do you look for in a target acquisition?
I want to buy companies with good growth trajectories. The targets don’t have to be huge. In fact, in truck brokerage, there are only about 25 companies in North America with revenues of over $200 million. I’m mainly interested in smaller companies between $25 million and $200 million gross revenue, that’s my sweet spot. I want to take those companies and grow them. It’s usually easier to grow a $50 million company five-fold to $250 million, than to take a company doing $500 million and get it up to $2.5 billion. But there will be exceptions to the rule, and every deal is unique. Acquisitions aren’t cookie cutter. The common denominator is that I want to buy from people I like, and who have integrity. I want to take care of the people whose businesses I’m inheriting. Many of the key risks of a business plan like this come down to people.
Where are your acquisition targets located?
The 10,000-plus brokers I talked about are everywhere. Metro areas, small towns. A lot of them work out of inexpensive office space around transportation hubs: Atlanta, Chicago, Dallas, Jacksonville, Charlotte, Memphis — but they’re literally all over the country. Remember, the majority of this business is done over the phone or electronically, not in person, so you don’t necessarily have to be based near the customers.
How do you choose target acquisitions?
Due diligence. I’ve talked with about 120 companies. I have a pretty good nose for this. I also have industry experts working with me, together with boutique M&A firms.
What were the best and worst acquisitions of your career?
The worst strategic one was a whole series of acquisitions where we got off the path of equipment rental and bought into highway technology, which is roadwork signs, barriers and highway striping. We bought all these highway companies on the expectation that infrastructure spending would significantly increase when the government implemented the TEA-21 bill. But many of the projects stalled when the states couldn’t come up with their share of the funds, and the revenue growth just wasn’t there. Also, the IT system that we were using to run the rest of the company didn’t fit the highway tech operations. We ended up selling that business at a loss of a few hundred million, so it definitely wins the booby prize.
The best acquisition may have been a Michigan landfill we bought at United Waste for about $4 million. The EPA awarded us a major expansion, and a year and a half later it was worth $40 million. Another home run was a software company called Wynne Systems that we bought early on at United Rentals. They made powerful software with the politically incorrect name of RentalMan that we used to integrate all the rental businesses we rolled up into the company. We couldn’t have done the hundreds of acquisitions we did without RentalMan.

How will you grow a company once you acquire it?
I think we can create substantial value by financing the growth of these businesses after we buy them. Working capital and growth capital are pretty close to a magic bullet. There’s not much capex, but you have to finance the receivables and you have to bankroll the new hires. Hire hungry, talented salespeople at a low base and a big upside incentive, fund their training for a few months, and it’s not that hard for the winners to build a million dollar book after a year or so.
In a nutshell that’s how you ramp up in this business. If you buy a brokerage with $30 million of revenue and you add 30 to 40 bodies, you can double the revenue in time. I’ve looked at many companies that have executed this business plan, but most of them don’t have the capital to sustain it.
Do you plan on keeping the Express-1 brands?
One of the items that will be in the proxy for shareholder vote is a proposal to rebrand the parent company from Express-1 Expedited Solutions, Inc. to XPO Logistics, Inc. The expedited unit, which is headquartered in Buchanan, Michigan, will still be called Express-1, Inc. Our freight forwarding operations, based in Downers Grove, Illinois, will remain Concert Group Logistics, Inc. And the truck brokerage unit, which is based in South Bend, Indiana, will keep the name Bounce Logistics, Inc. Only the parent will change to XPO Logistics.
Where do you expect XPO to be in the future in terms of revenue and EBITDA?
I’d like to be at $4 billion to $5 billion in revenue and hundreds of millions in EBITDA. There are a lot of acquisition opportunities out there. If I had a billion in cash, I could spend it on good acquisitions within a few months. However, I expect our pace will be more measured than that.
Do you view your plan as easy to accomplish?
No, it’s not an easy plan to execute; it’s not for the fainthearted. There’s a lot you can mess up with acquisitions and integration. Acquisitions come with headaches. But the biggest challenge can be managing the human aspect — it’s important to watch out for the well-being of the people who work for the companies you’re buying. It’s a change for them, and it has to be a change for the better. One big thing I’ve learned from the hundreds of acquisitions I’ve been involved in is to sincerely respect the employees, be visible, do town hall-type meetings. Solicit their advice; employees have a lot of great ideas. And don’t just go through the motions — think seriously about the feedback you get. I have a lot of experience in creating this kind of healthy, inclusive company culture.
Can you walk through why bigger is better for a 3PL?
The bigger you are, the less business you have to turn down because you can’t find the capacity — and when you do get business, you should be able to find less expensive solutions because you have a larger universe of carriers to choose from. There are margins to harvest if you are a bigger player. Suppose I’m a broker and I have a shipper who pays me a thousand bucks to place a truckload. I book the load for $850 and make a $150 spread. But if I become part of a bigger organization, I can tap into everyone else’s carrier base as well. Maybe that lets me locate a carrier who is happy to take the load at, say, $800. Now I have a 20% spread instead of a 15% spread.
There are other benefits to size — for example, you turn down less business. It was kind of shocking to me, when I started studying the industry, to see some companies turn down as many as one out of five customer calls. If you can’t fill a load you lose the sale, and you’re not at the top of the customer’s call list anymore. The turn-down rate should decrease as the universe of accessible carriers increases.
With more volume, we should also be able to negotiate better discounts with the carriers, which should improve margin from another direction. And that’s in addition to leveraging scale in areas like SG&A.
Do you think more private equity groups will follow you into the industry?
I expect more consolidation, but there aren’t a lot of PE firms with my “serial acquirer” approach. What I’m doing takes a higher tolerance for risk and quite a lot of consolidation expertise. There are a lot of moving parts to this particular business plan. I don’t see droves of people copying me. There have been a few dozen PE investments in this space already, and many have been quite successful. But the typical plan has been to buy a company or two, add financial leverage, strip out the costs, play the cycle and sell it at the right time. I’m trying to do something more transformative.
Why do truckers use brokers?
Look at it this way: 96% of trucking companies in the U.S. have fewer than 20 trucks, according to the American Transportation Association. Only about one out of every 10 trucks on the road is owned by a public company. If you own a couple of trucks, you can’t afford to have people on the phone all day trying to find you freight. It’s also not your core competency. Using a broker is a good value proposition for most carriers — it’s the most cost-effective way to find freight.
Why do shippers use brokers?
Some large shippers manage freight logistics very efficiently themselves, like Walmart. But once you get past the top thousand corporations, it’s often handled willy-nilly. Most shippers don’t have a department of people to check out carrier prices all day long. They may have a handful of trucking companies they use, and when they have product to move they call two or three trucking companies and try to get a good price. That’s not efficient. They should be calling 3PLs like XPO and tapping into a network of tens of thousands of carriers. That’s one of the reasons why I believe that, in the future, brokers will handle much more than 15% of the logistics. There are millions of shippers in North America that need transportation solutions.
Will you target certain types of shipper customers?
We go after all kinds of customers. The three main sectors are retailers, manufacturers, and supply chain logistics management companies.

What is your management team going to look like?
I have a team from XPO that I like and respect. A couple of them will be taking on some different responsibilities, more involved with acquisitions. I’ve hired Spencer Stuart and Heidrick & Struggles to find a COO, CFO, chief acquisition officer, chief information officer, controller and vice president of investor relations. I’ve told both search firms to show me only world-class candidates.
What will be your largest operating cost?
When you’re a non-asset-based 3PL, your largest cost is sales compensation. And compensation is mostly variable, because most of it comes in the form of incentive bonuses. If revenue comes down, the house doesn’t get hit as badly as an asset-heavy, fixed-cost business does. On the flip side, though, you don’t get as much operating leverage in the upswings. The profits are less volatile throughout the cycle. Most brokers stay profitable and cash positive even during downturns.
What is the profile of a salesperson you would recruit?
It’s a business where you have to make 99 calls a day to do one or two deals. So you have to hire people who psychometrically test high on “need to win” and low on “need to be liked.” A salesperson will have a base of $25,000 or $35,000, but can make many times that amount on the incentive compensation. Once you get the right people in the system and integrated on the right IT, it can be really powerful.
When we do an acquisition, we’re buying a list of carriers and shippers, but we’re also “acquiring” the people who have those relationships. The risk is if many of the people leave after the acquisition. We’ve got to treat our people right financially, and make the atmosphere one that people gravitate towards. If we have a culture that genuinely respects our employees, and pays them competitively, they’ll want to stay.
You’ve made a point about the importance of IT. Why is that?
It’s the backbone. IT allows people to do their jobs more professionally and use metrics as benchmarks. It gives you an accurate financial grasp of the business. C.H. Robinson and Expeditors have stupendous IT. The best-run companies tend to customize the software for their own businesses. We’ll probably go that route.
I like to zero in on a few key metrics that really matter to the people on the front lines. We’ll have daily metrics for gross profit generated, minutes spent on the phone, turn-down rate, profit per load — about a dozen KPIs. At United Rentals, it was much more complex than anything we’ll be faced with at XPO. We had 750 locations at United Rentals and we had to figure out how to get all of them to talk to each other. I’m used to tackling complex IT challenges.
How do you compare the roll-up opportunity in logistics to other industries?
I would say that at this point in time, from my perspective — and I’ve made a career of studying almost every roll-up opportunity — this is the last large opportunity to be found in an industry that is fragmented and growing, offers a competitive advantage of size, has a large imbalance of sellers to buyers, with hundreds if not thousands of good companies that can be bought at significant discounts to our expected cost of capital. XPO is the most exciting venture I’ve taken on yet.
[End of script]
Additional Information and Where to Find It
In connection with the proposed equity investment by Jacobs Private Equity, LLC, the Company filed its preliminary proxy statement and form of proxy with the SEC on June 30, 2011. When completed, a definitive proxy statement and form of proxy will be filed with the SEC and mailed to the stockholders of the Company. THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED EQUITY INVESTMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The Company’s stockholders may obtain, without charge, a copy of the definitive proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. The Company’s stockholders also may obtain, without charge, a copy of the definitive proxy statement (when available) and other relevant documents by directing a request by mail or telephone to Express-1 Expedited Solutions, Inc., Attn: Secretary of the Board of Directors, 3399 South Lakeshore Drive, Suite 225, Saint Joseph, Michigan 49085, telephone: (269) 429-9761, or from the Company’s website, www.xpocorporate.com. Jacobs Private Equity, LLC and the Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed equity investment. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock will be set forth in the definitive proxy statement regarding the proposed equity investment and is set forth in the proxy statement for the Company’s 2011 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2011. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed equity investment, which may be different than those of the Company’s stockholders generally, by reading the definitive proxy statement (when available).
Cautionary Statement Regarding Forward-Looking Statements
The materials included herein contain forward-looking statements. Statements that are not historical facts, including statements about beliefs or expectations, are forward-looking statements. These statements are based on plans, estimates and projections at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should”, “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Factors that could cause actual results to differ materially from those described in the materials contained herein include, among others: uncertainties as to the timing of the proposed equity investment; the possibility that competing transaction proposals will be made; the possibility that various closing conditions for the proposed equity investment may not be satisfied or waived; the possibility that the warrants contemplated by the proposed equity investment, if issued, will not be exercised; general economic and business conditions; the potential inability to identify and consummate acquisitions and arrange adequate financing; and other factors. Readers are cautioned not to place undue reliance on the forward-looking statements included in the materials contained herein, which speak only as of the date hereof. Neither the Company nor any other person undertakes any obligation to update any of these statements in light of new information or future events.